Exhibit 4.30

Supplementary Agreement to Loan Contract

Agreement No.:

Supplementary Agreement to Loan Contract

Between

Shanghai eHi Car Rental Co., Ltd.

and

Shanghai Chenghuan Car Rental Co., Ltd.

Shanghai Chenghuan Car Service Co., Ltd.

Shanghai Chenghuan Business Consulting Co., Ltd.

Shanghai Benyuan Car Rental Co., Ltd.

Shanghai Dingxi Car Rental Co., Ltd.

Shanghai Er’xie Industry Co., Ltd.

CHENG Rong

JI Haifeng

April 20, 2017

Supplementary Agreement to Loan Contract

Supplementary Agreement II to Loan Contract

Party A:	Shanghai eHi Car Rental Co., Ltd.

Party B:	Shanghai Chenghuan Car Rental Co., Ltd.
Shanghai Chenghuan Car Service Co., Ltd.
Shanghai Chenghuan Business Consulting Co., Ltd.
Shanghai Benyuan Car Rental Co., Ltd.
Shanghai Dingxi Car Rental Co., Ltd.
Shanghai Er’xie Industry Co., Ltd.
CHENG Rong
JI Haifeng

(The foregoing six companies, CHENG Rong and JI Haifeng are hereinafter collectively referred to as “Party B”)

Whereas:

Party A and Shanghai Chenghuan Car Rental Co., Ltd. (“Chenghuan Rental”) entered into a Loan Contract (Party A’s Contract No.: EHI-SH-FN-OC-161230-0047) in January 2016; at the same time, Party A and Party B entered into the Guarantee Contract, Equity Pledge Agreement and Supplementary Agreement to Loan Contract (Party A’s Contract No.: EHI-SH-FN-OC-161230-0047 (1) -(5)) with respect to the foregoing Loan Contract. The foregoing Loan Contract and its relevant agreements are collectively referred to as the “Master Contract”.

Now therefore, upon friendly consultation, Party A and Party B have reached the following supplementary agreement with respect to the loan:

1.	Chenghuan Rental acknowledges that the first loan of RMB18,000,000 under the Master Contract will be extended to a maturity date of January 10, 2018, subject to the Company Client Entrusted Loan Contract entered into among Party A, Chenghuan Rental and the bank.

2.	Party B accepts all the content of the Loan Contract entered into between Chenghuan Rental and Party A and acknowledges that the term of loan (including any extension thereof), interest rate, drawdown and repayment specifics under the Master Contract shall be subject to the entrusted loan contract entered into among Party A, Chenghuan Rental and the bank.

3.	Within 24 months from the execution of the entrusted loan contract by Party A, Chenghuan Rental and the bank (or from the date the entrusted loan contract is signed by the last party thereto if it is not signed by the parties thereto at the same time or it is renewed) (the “Conversion Period”), Party A has the right to unilaterally elect to convert the loan of RMB50,000,000 in whole or in part into its equity interests in Chenghuan Rental. Party B agrees that Party A has the right to make equity conversion in a manner provided for in the Master Contract such that Party A may have a higher shareholding percentage.

Supplementary Agreement to Loan Contract

4.	Prior to the expiration of the Conversion Period, unless Party A agrees in writing, Party B undertakes that the following requirements shall be met at all times: Chenghuan Rental shall be and shall remain the 100% shareholder of the following five companies: Shanghai Chenghuan Car Service Co., Ltd., Shanghai Chenghuan Business Consulting Co., Ltd., Shanghai Benyuan Car Rental Co., Ltd., Shanghai Dingxi Car Rental Co., Ltd. and Shanghai Er’xie Industry Co., Ltd. respectively and the financial statements of the foregoing six companies of Party B will be incorporated into a consolidated financial statement pursuant to the Accounting Standard for Business Enterprises.

5.	If the financial statements of the six companies of Party B are consolidated, and the net asset profit ratio reflected in the balance sheet of Chenghuan Rental as of December 31, 2016 as audited by an accounting firm acceptable to Party A is over 30% (excluding the profits generated from the inter-company transactions among these six companies of Party B) and various operating indices comply with Party A’s requirements, and Party A elects to convert debts into equities, then after the creditor’s rights under the Master Contract are converted into equity interests of Party A in Chenghuan Rental, Party A has the right to receive all shareholder dividend of 2016 pursuant to its contribution percentage (before that no dividend shall be distributed by Shanghai Chenghuan Car Rental Co., Ltd. without the written consent of Party A). In such case, Party A shall have the right to decide unilaterally whether to discharge Chenghuan Rental of its obligation to pay interest accrued on the loan in whole or in part under the Master Contract (refundable if so paid).

6.	Within 20 business days after Party A issues a written notice of debt-equity conversion, Party B shall actively cooperate with Party A in such debt-equity conversion and entering into an equity investment agreement in writing. Party B warrants that it will not impose any restriction on Party A’s dividend percentage, time or conditions in the articles of association of the Company or otherwise, and Party A shall have the right to profit distribution of the Company no less favorable than other shareholders.

7.	This Agreement is an integral part of the Master Contract and has the equal legal effect with the Master Contract. In the event of any conflict between any document in relation to the subject matter hereof prepared before the date hereof and this Agreement, this Agreement shall prevail. Things not covered by this Agreement shall be governed by the Master Contract.

Supplementary Agreement to Loan Contract

8.	This Agreement shall be made in two counterparts with each party holding one of them and shall become effective as of the date when it is affixed the official seals or contract seals by Party A and Party B.

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Supplementary Agreement to Loan Contract

Supplementary Agreement II to Loan Contract

[Signature Page]

Party A:	Shanghai eHi Car Rental Co., Ltd. (official seal)
Legal representative or authorized representative (signature):		/s/ Zhang Ruiping

Party B:	Shanghai Chenghuan Car Rental Co., Ltd. (official seal)
Legal representative or authorized representative (signature):		/s/ Zhang Ruiping

Shanghai Chenghuan Car Service Co., Ltd. (official seal)
Legal representative or authorized representative (signature):		/s/ Cheng Rong

Shanghai Chenghuan Business Consulting Co., Ltd. (official seal)
Legal representative or authorized representative (signature):		/s/ Cheng Rong

Shanghai Benyuan Car Rental Co., Ltd. (official seal)
Legal representative or authorized representative (signature):		/s/ Cheng Rong

Shanghai Dingxi Car Rental Co., Ltd. (official seal)
Legal representative or authorized representative (signature):		/s/ Zhu Ling

Shanghai Er’xie Industry Co., Ltd. (official seal)
Legal representative or authorized representative (signature):		/s/ Cheng Rong

CHENG Rong:	/s/ Cheng Rong
(signature)

JI Haifeng:	/s/ JI Haifeng
(signature)

Date of Execution:	April 20, 2017

Place of Execution: